Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL FOURTH QUARTER 2019 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH., August 22, 2019 -- LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced results for the fiscal fourth quarter 2019.

Fourth Quarter 2019 Summary

●	Sales of $81.5 million; EPS $0.03; EBITDA $2.2 million; Adjusted EBITDA $3.3 million
●	Order rate mid-single digits above last year; increased backlog
●	Free Cash Flow $4.8 million; Debt reduction of $4.3 million, net leverage ratio 2.7x
●	New Windsor, NY production transfer complete; cost savings beginning fiscal Q2
●	New Windsor, NY building sale/closing expected in September; proceeds to be $12 million

Net sales were $81.5 million in the fiscal fourth quarter 2019, a decrease of 2% compared to $83.4 million in the fourth quarter 2018. Reported net income was $0.9 million, or $0.03 per diluted share, versus a loss of $(2.7 million), or $(0.10) per diluted share, in the fourth quarter 2018. Reported fiscal fourth quarter 2019 results include pre-tax restructuring charges and a favorable tax adjustment that resulted in a net favorable impact of $0.03 per share in the period. The tax adjustment relates to the pending sale of the New Windsor facility.

Adjusted EBITDA was $3.3 million in fiscal fourth quarter 2019, versus $3.6 million in the same period of 2018. Free cash flow for the quarter was $4.8 million, reflecting continued emphasis on balance sheet management. Cash flow generated in the quarter served to reduce outstanding debt by $4.3 million. Reconciliation of our GAAP and non-GAAP financial results is included later in this release.

Earlier in August, 2019, the Company secured final approval from the town of New Windsor, NY for the sale of its manufacturing facility. The Company currently anticipates the formal sale of the property to be completed on or before September 30, 2019 for approximately $12 million, consistent with prior estimates.

The Company declared a regular cash dividend of $0.05 per share payable September 12, 2019 to shareholders of record on September 3, 2019.

Management Commentary

James A. Clark, President and Chief Executive Officer commented, “Our fourth quarter reflects the initial impact of our restructuring which began last year. Sales and Adjusted EBITDA performance represents a stair-step improvement from the third quarter, although slightly below prior year. Our sales performance versus prior year was the best in five quarters; completing the New Windsor production transfer improves capacity utilization and generates an annual cost savings; and our new product pipeline is developing, with several key launches scheduled over the next several quarters. We generated strong free cash flow in the fourth quarter that resulted in further debt reduction, reflecting our ongoing commitment to disciplined balance sheet management. We finished the fiscal year with total debt below $40 million, and proceeds from the sale of the New Windsor facility will provide liquidity to further reduce our debt from current levels as well as invest in the business.

LSI Industries Inc. Fiscal 2019 and Fourth Quarter Results

August 22, 2019

“Our sales team has embraced the focus on higher value, performance-based market applications. They are aggressively driving this plan in collaboration to end-users with our sales agency partners. Our fourth quarter order book increased on a mid-single digit basis when compared to prior year, with bookings reflecting an improving mix, and price realization resulting from the May price increase announcement. Our sales organization remains a high priority, and we’re committed to expanding and strengthening our selling capabilities.

“Our shift toward higher-end applications is also driving a more focused product development roadmap,” stated Clark. “We have several key new products scheduled for release in the first half of calendar 2020, and I’m inspired by the increased emphasis on defining market requirements, and the efforts to reduce our speed to market. This approach is also allowing us to objectively evaluate and address certain applications and products that are not performing to expectations. We’ve added several key resources to the product management function which will accelerate our product roadmap plans.

“In addition to developing a more focused sales and product development strategy, we continue to drive activities in our operations and supply chain to improve asset utilization and reduce costs. The transfer of production operations from our New Windsor facility to existing facilities in Ohio and Kentucky was completed during the fiscal fourth quarter, and all new lines are projected to be operating at pre-transfer levels by the end of September 2019. In addition, several structural improvements to our supply chain were implemented, generating lower inventory levels and improved vendor lead-times.

“We are committed to disciplined balance sheet management, as evidenced by our continued focus on debt reduction. Looking ahead, our capital allocation priorities include debt reduction, investment in high-impact initiatives that support our ongoing business transformation and continued payment of our quarterly cash dividend.

“While fiscal year 2019 was a period of significant change and disruption for our business, we are motivated by evidence of multiple progress points that validate the actions we have taken thus far,” concluded Clark. “Entering fiscal year 2020, significant work remains ahead of us, however, we are encouraged that momentum has begun to build, supported by a team committed to achieving consistent, balanced results across our key market verticals and product segments.”

LSI Industries Inc. Fiscal 2019 and Fourth Quarter Results

August 22, 2019

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session. A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsi-industries.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	(844) 400-1698
Conference ID:	1091289

To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsi-industries.com.

ABOUT LSI INDUSTRIES

LSI Industries Inc. is a U.S.-based manufacturer of lighting, graphics and technology solutions for both indoor and outdoor applications. We are a leading solutions provider to the primary end-markets we serve, including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing. Our products are marketed throughout North America through a network of independent sales representatives and distributors, as well as through national accounts. We partner with our customers to provide a full range of design support, engineering, installation and project management services. Headquartered in Blue Ash, Ohio, LSI currently employs over 1,200 employees and operates seven facilities throughout the United States.

FORWARD-LOOKING STATEMENTS

Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

lyts@vallumadvisors.com

LSI Industries Inc. Fiscal 2019 and Fourth Quarter Results

August 22, 2019

Financial Highlights

Three Months Ended June 30			(Unaudited)	Twelve Months Ended June 30
2019	2018	% Change	(In thousands, except per share data)	2019	2018	% Change
$81,522	$83,409	-2%	Net Sales	$328,852	$342,023	-4%

(280)	(2,128)	n/m	Operating (Loss) as reported	(19,890)	(21,652)	n/m

--	--		Goodwill impairment	20,165	28,000
1,082	--		Restructuring and plant closure costs	3,073	--
26	37		Severance costs	560	128
--	3,136		Transition and re-alignment costs	120	3,136

$828	$1,045	-21%	Operating Income as adjusted	$4,028	$9,612	-58%

$862	$(2,664)	n/m	Net Income (Loss) as reported	$(16,339)	$(19,541)	n/m

$77	$487	-84%	Net Income as adjusted	$985	$5,714	-83%

$0.03	$(0.10)	n/m	Income (Loss) per share (diluted) as reported	$(0.63)	$(0.76)	n/m

$0.00	$0.02	-100%	Earnings per share (diluted) as adjusted	$0.04	$0.22	82%

	(amounts in thousands)
	6/30/19	6/30/18
Working Capital	$71,105	$67,882
Total Assets	$201,100	$229,517
Long-Term Debt	$39,541	$45,360
Shareholders' Equity	$119,937	$139,251

Fourth Quarter Fiscal 2019 Results

Net sales in the fourth quarter of fiscal 2019 were $81,522,000, down 2% from last year’s fourth quarter net sales of $83,409,000. Lighting Segment net sales of $57,243,000 decreased 7% while Graphics Segment net sales of $24,279,000 increased 11% from last year’s fourth quarter net sales. The Company recorded pre-tax restructuring and plant closure costs of $1,082,000 related to the closure of its New Windsor, New York facility in the Lighting Segment and $26,000 of severance costs. The fiscal 2019 fourth quarter net income of $862,000, or $0.03 per share, compares to fiscal 2018 fourth quarter net loss of $(2,664,000) or $(0.10) per share. Earnings per share represents diluted earnings per share.

LSI Industries Inc. Fiscal 2019 and Fourth Quarter Results

August 22, 2019

Fiscal 2019 Results

Net sales in fiscal 2019 were $328,852,000, down 4% from fiscal 2018 net sales of $342,023,000. Lighting Segment net sales of $235,114,000 decreased 10% while Graphics Segment net sales of $93,738,000 increased 15% from fiscal 2018 net sales. The Company recorded pre-tax restructuring and plant closure costs of $3,073,000 related to the closure of its New Windsor, New York and Hawthorne, California facilities in the Lighting Segment and recorded a pre-tax goodwill impairment also in the Lighting Segment of $20,165,000. The Company also recorded $560,000 of severance costs and recorded an additional $120,000 of transition and re-alignment costs. The fiscal 2019 net loss of $(16,339,000), or $(0.63) per share, compares to the fiscal 2018 net loss of $(19,541,000) or $(0.76) per share. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at June 30, 2019 included current assets of $111.0 million, current liabilities of $39.9 million and working capital of $71.1 million, which includes cash of $1.0 million along with an asset held for sale of $7.5 million. When the asset held for sale is removed from working capital, the current ratio was 2.59 to 1 which presents a more representative comparison to previous periods. The balance sheet also included shareholders’ equity of $119.9 million and $39.5 million of long-term debt. It is the Company’s priority to continuously generate sufficient cash flow coupled with an approved credit facility to adequately fund operations.

Cash Dividend Actions

 The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the fourth quarter of fiscal 2019 payable September 12, 2019 to shareholders of record as of the close of business on September 3, 2019. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and twelve months ended June 30, 2019 and 2018. Operating income, net income and earnings per share, which exclude the impact of goodwill impairment, severance costs, the tax impact from the reduction of deferred tax assets, the tax impact from the anticipated sales of the New Windsor, New York Assets, transition and re-alignment costs, and restructuring, and plant closure costs, are non-GAAP financial measures. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Also included in this press release are non-GAAP financial measures including Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA) and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated along with the calculation of EBIDTA, Adjusted EBITDA and Free Cash Flow.

LSI Industries Inc. Fiscal 2019 and Fourth Quarter Results

August 22, 2019

FOURTH QUARTER					YEAR-TO-DATE
2019		2018		(In thousands, except per share data)	2019		2018
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$862	$0.03	$(2,664)	$(0.10)	Net Income (Loss) as reported	$(16,339)	$(0.63)	$(19,541)	$(0.76)

(36)	--	--	--	Goodwill impairment	15,325	0.59	17,361	0.67

1,025	0.04	--	--	Restructuring and plant closure costs	2,410	0.09	--	--

54	--	27	--	Severance costs	426	0.02	92	--

(3)	--	2,261	$0.09	Transition and re-alignment costs	91	--	2,261	$0.09

				Tax impact from the anticipated sale of New
(1,825)	(0.07)	--	--	Windsor Assets	(928)	(0.04)	--	--

				Tax Impact from the reduction of the Deferred
--	--	863	0.03	Tax Assets	--	--	5,541	0.22

$77	$0.00	$487	$0.02	Net Income adjusted	$985	$0.04	$5,714	$0.22
		NOTE: All adjustments are net of tax except for the adjustment of the deferred tax assets and the Tax impact from the anticipated sale of the New Windsor Assets

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30				June 30
2019	2018	% Change	EBITDA	2019	2018	% Change
$(280)	$(2,128)	-87%	Operating Income as reported	$(19,890)	$(21,652)	-8%

2,434	2,582		Depreciation and Amortization	10,221	10,222
$2,154	$454	n/m	EBITDA	$(9,669)	$(11,430)	-15.4%

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30				June 30
2019	2018	% Change	Adjusted EBITDA	2019	2018	% Change
$828	$1,045	-21%	Operating Income as adjusted	$4,028	$9,612	-58%

2,434	2,582		Depreciation and Amortization	10,221	10,222
$3,262	$3,627	-10.1%	Adjusted EBITDA	$14,249	$19,834	-28.2%

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30				June 30
2019	2018	% Change	Free Cash Flow	2019	2018	% Change
$5,106	$3,611	41%	Cash Flow From Operations	$11,491	$11,500	n/m

(270)	(1,228)		Capital Expenditures	(2,618)	(3,406)
$4,836	$2,383	102.9%	Free Cash Flow	$8,873	$8,094	9.6%

LSI Industries Inc. Fiscal 2019 and Fourth Quarter Results

August 22, 2019

 Condensed Consolidated Statements of Operations

Three Months Ended June 30		(Unaudited)	Twelve Months Ended June 30
2019	2018	(In thousands, except per share data)	2019	2018
$81,522	$83,409	Net Sales	$328,852	$342,023

63,414	63,103	Cost of Products Sold	253,621	252,789
--	--	Severance Costs	77	--
649	--	Restructuring Costs	1,441	--

17,459	20,306	Gross Profit	73,713	89,234

17,480	19,298	Selling and Administrative Costs	72,470	79,750
--	--	Goodwill Impairment	20,165	28,000
26	--	Severance Costs	483	--
233	--	Restructuring Costs	365	--
--	3,136	Transition and re-alignment costs	120	3,136

(280)	(2,128)	Operating (Loss)	(19,890)	(21,652)

(45)	--	Other (Income) Expense	138	--
528	460	Interest Expense	2,240	1,680

(763)	(2,588)	(Loss) Before Taxes	(22,268)	(23,332)

(1,625)	76	Income (Benefit) Tax	(5,929)	(3,791)

$862	$(2,664)	Net Income (Loss)	$(16,339)	$(19,541)

		Weighted Average Common Shares Outstanding
26,187	25,959	Basic	26,109	25,866
26,219	25,959	Diluted	26,109	25,866

		Income (Loss) Per Share
$0.03	$(0.10)	Basic	$(0.63)	$(0.76)
$0.03	$(0.10)	Diluted	$(0.63)	$(0.76)

LSI Industries Inc. Fiscal 2019 and Fourth Quarter Results

August 22, 2019

	(amounts in thousands)
	6/30/19	6/30/18
Current Assets (Less Assets Held for Sale)	$103,468	$110,081
Assets Held for Sale	7,512	--
Property, Plant and Equipment, net	31,976	43,703
Other Assets	58,144	75,733
Total Assets	$201,100	$229,517

Current Liabilities	$39,875	$42,199
Long-Term Debt	39,541	45,360
Other Long-Term Liabilities	1,747	2,707
Shareholders' Equity	119,937	139,251
	$201,100	$229,517